Exhibit (b)(3)

AMENDED AND RESTATED LETTER AGREEMENT

FOR UNCOMMITTED LINE OF CREDIT

Dated as of July 31, 2008

adidas America, Inc. et al.

5055 N. Greeley Ave.

Portland, OR 97217

Attention: Treasurer

Re:	Amended and Restated Letter Agreement for Uncommitted Line of Credit

Ladies and Gentlemen:

We are pleased to advise you that Bank of America, N.A. (the “Lender”) has established for adidas America, Inc.; adidas North America, Inc.; Taylor Made Golf Company, Inc. (dba TaylorMade-adidas Golf Company); and adidas Sales, Inc. (individually and collectively, the “Borrower”), jointly and severally, an uncommitted line of credit (the “Facility”) for (i) cash advances for working capital purposes and/or (ii) the issuance of standby letters of credit (each, a “Letter of Credit” and, collectively, the “Letters of Credit”). The aggregate advances (“Advances”) outstanding under the Facility shall not at any time exceed the Maximum Amount specified below. For purposes hereof, “Advances” shall mean any cash advance, any Letter of Credit, or any draw under a Letter of Credit that has been honored by the Lender and for which the Borrower has not reimbursed the Lender.

The Facility evidenced by this Amended and Restated Letter Agreement for Uncommitted Line of Credit (this “Agreement”) replaces the uncommitted line of credit evidenced by that certain letter agreement by and between the Lender and Borrower dated July 31, 2007 (as heretofore amended, the “Prior Agreement”). This Agreement amends, restates, replaces and supersedes in its entirety the Prior Agreement. The amount of all loans made under the Prior Agreement shall be deemed to be cash Advances under this Agreement, and the face amount of all letters of credit issued under the Prior Agreement shall be deemed to be Advances under this Agreement.

The terms and conditions of the Facility and this Agreement are as follows:

Maximum Amount:	The aggregate outstanding Advances shall not at any time exceed $34,000,000; provided, however, that the aggregate principal amount of Advances outstanding hereunder plus the aggregate principal amount of obligations outstanding under that certain line of credit dated 8 August 2007 issued by Lender’s Frankfurt Branch in favor of adidas AG, as amended or extended from time to time, shall not exceed $105,400,000 in the aggregate at any time (the “Maximum Amount”).

Advances Discretionary:	All Advances under the Facility shall be at the sole discretion of the Lender. This Agreement is not a commitment by the Lender to extend credit. Without limiting the generality of the foregoing, no Advance shall be made after the Expiration Date.

Principal:	The outstanding principal of each Advance shall be due and payable on demand or, if no demand is sooner made, on the earlier of (a) the maturity date for such Advance agreed to by the Lender and the Borrower and (b) the Expiration Date (as defined hereinafter); provided, however, that (i) Letters of Credit issued under the Facility may extend beyond the Expiration Date in accordance with the terms of the relevant Application (as hereinafter defined), but in no event beyond a term of one (1) year from the date of issuance, and (ii) no cash Advance shall have a maturity of more than 364 days.

Interest:	Each cash Advance shall bear interest at the rate of interest agreed to by the Lender and the Borrower. Accrued and unpaid interest on each cash Advance shall be due and payable on demand or, if no demand is sooner made, on the date that such cash Advance is payable. If the term of a cash Advance is more than 90 days (or, if expressed in months, three months), then interest on such Advance shall also be payable on the 90th day (or the last day of the third month) after the making of such Advance, and on each 90th day (or the last day of each third month) thereafter.

Letter of Credit Fees, Etc.:	Generally, the amount of all fees, interest and other charges payable in connection with each Letter of Credit shall be and remain in the sole and absolute discretion of the Lender. Such fees, interest and other charges payable in connection with each Letter of Credit shall be due and payable as set forth in the relevant Application.

Letter of Credit Maturity:	Each Letter of Credit issued hereunder shall be issued for such period as is set forth in the relevant Application, and may extend beyond the Expiration Date only in accordance with the terms thereof; provided, however, that no Letter of Credit shall exceed a term of one (1) year from the date of issuance.

Expiration Date:	July 31, 2009

Requests for Advances:	Any request for an Advance must be received by the Lender at the address, telephone number or facsimile number listed below the Lender’s signature (or another address, telephone number or facsimile number as designated by the Lender) not later than 11:00 a.m., Charlotte, North Carolina time, on the date of the requested Advance (which must be a day on which the Lender is open to conduct substantially all of its business).

Documentation:

Advances under the Facility may be disbursed in the form of either cash Advances or Letters of Credit for the account of the Borrower. The Maximum Amount of available Advances shall be evidenced by a replacement promissory note in the form attached as Exhibit A hereto and incorporated herein by this reference. The Borrower shall execute and deliver to the Lender such other documents as the Lender may reasonably request from time to time, including without limitation (i) certified articles of incorporation or their equivalent, (ii) certificates of good standing/existence or their equivalent and (iii) borrowing resolutions.

At the Borrower’s request, the Lender may issue Letters of Credit on terms and conditions satisfactory to the Lender and the Borrower. The Borrower may request the Lender to issue one or more Letters of Credit by delivering to the Lender (a) a duly completed Application and Agreement for Standby Letter of Credit in Lender’s current form (each an “Application”) and (b) such other documents, certificates and information as Lender may reasonably request from time to time. No Letter of Credit issued pursuant hereto shall exceed a term of one (1) year from the date of issuance. The issuance of each Letter of Credit shall be subject to the provisions of the relevant Application and any other document(s) executed in connection therewith (collectively, the “L/C Documents”). The relevant L/C Documents shall govern the rights and liabilities of the parties with respect to any Letter of Credit and, in the event of any actual conflict between the terms of this Agreement and the L/C Documents, the L/C Document(s) shall control. The L/C Documents that are executed and delivered in connection with any Letter of Credit shall constitute evidence of such Letter of Credit.

Guaranty:	The Advances (and all other amounts due and owing under the Facility) shall be fully and unconditionally guaranteed by the Borrower’s parent company, adidas AG (the “Guarantor”), executed by the Guarantor in favor of the Lender pursuant to that certain Guarantee dated August 8, 2007, as such Guaranty may be later amended, and/or superceded and/or replaced.

Pari Passu:	All the payment obligations of the Borrower to Lender arising under or pursuant to the Facility will at all times rank at least pari passu with other unsecured and unsubordinated payment obligations and liabilities, including without limitation, contingent obligations and liabilities, of the Borrower, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.

Governing Law:	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Final Agreement:	THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Please indicate your acknowledgment of the foregoing by signing and returning to the Lender the enclosed copy of this Agreement at the address shown below.

Very truly yours, BANK OF AMERICA, N.A., a national banking association By: /s/ Michael Delaney Name: Michael Delaney Title: Vice President

FOR ADVANCE REQUESTS:

Address:	Bank of America, N.A. 101 North Tryon Street NC1-001-15-04 Charlotte, North Carolina 28255 Attention: Ms. Laura A. Schultz Telephone: (704) 388-6484 Facsimile: (704) 409-0008

Accepted, acknowledged and agreed to as of the date hereof:

adidas America, Inc.

By:	/s/ Paul Ehrlich
Name:	Paul Ehrlich
Title:	Secretary and General Counsel

[SIGNATURES CONTINUED ON NEXT PAGE]

Accepted, acknowledged and agreed to as of the date hereof:

adidas North America, Inc.

By:	/s/ Paul Ehrlich
Name:	Paul Ehrlich
Title:	Secretary and General Counsel

Taylor Made Golf Company, Inc.

(dba TaylorMade-adidas Golf Company)

By:	/s/ Klaus Flock
Name:	Klaus Flock
Title:	Chief Financial Officer

adidas Sales, Inc.

By:	/s/ Paul Ehrlich
Name:	Paul Ehrlich
Title:	Secretary and General Counsel

CONSENT OF GUARANTOR:

adidas AG

By:	/s/ Thomas Chagnon
Name:	Thomas Chagnon
Title:	Vice President and Treasurer